Exhibit 3.5

SECOND AMENDED AND RESTATED
AGREEMENT

OF LIMITED PARTNERSHIP

OF

MOLSON COORS INTERNATIONAL LP

A Delaware Limited Partnership

August 29, 2017

TABLE OF CONTENTS

Section/Article:		Page:

ARTICLE I THE PARTNERSHIP		2

1.1.	Formation of Limited Partnership	2
1.2.	Name	2
1.3.	Filings	2
1.4.	Purpose	2
1.5.	Office and Place of Business	2
1.6.	Term	3

ARTICLE II DEFINITIONS		3

ARTICLE III CAPITAL STRUCTURE		6

3.1.	Capital Structure	6
3.2.	Voting Rights	6
3.3.	Return of Contributions	6
3.4.	Additional Contributions	6
3.5.	Additional Issuance of Interests	6
3.6.	No Preemptive Rights	7

ARTICLE IV INCOME AND LOSS OF THE PARTNERSHIP		7

4.1.	United States Taxes	7
4.2.	Canadian Taxes	7
4.3.	Other	7
4.4.	Financial Accounting	7

ARTICLE V DISTRIBUTIONS		8

5.1.	Distributions	8
5.2.	Distributions in Kind	8
5.3.	Dissolution	8

ARTICLE VI MANAGEMENT		8

6.1.	Authority of the General Partner	8
6.2.	Compensation and Reimbursement of the General Partner	10
6.3.	Restrictions on Authority of the General Partner	10
6.4.	Right to Rely On the General Partner	10
6.5.	Standard of Care; Conflicts	11
6.6.	Indemnification	11

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6.7.	Compensation and Loans	12
6.8.	Operating Provisions	13

ARTICLE VII LIMITED PARTNERS		14

7.1.	General	14
7.2.	Additional Limited Partners	14
7.3.	Limitation of Liability	14
7.4.	Covenant Not to Withdraw or Dissolve	14
7.5.	Representations of the Limited Partners	15

ARTICLE VIII ADMINISTRATIVE MATTERS		15

8.1.	Books and Records	15
8.2.	Inspection	15
8.3.	Bank Accounts	15
8.4.	Status of Creditor	15

ARTICLE IX PARTNER MEETINGS		15

9.1.	Meetings of the Partners	15
9.2.	Consent in Lieu of Meeting	16

ARTICLE X TRANSFERS OF INTEREST		16

10.1.	Restriction on Transfers	16
10.2.	Permitted Transfers	16
10.3.	Conditions to Permitted Transfers	16
10.4.	Admission of Transferee as a Limited Partner	17
10.5.	Prohibited Transfers	17

ARTICLE XI GENERAL PARTNER		18

11.1.	Additional General Partners	18
11.2.	Covenant Not to Withdraw, Transfer, or Dissolve	18
11.3.	Termination of Status as General Partner	18

ARTICLE XII DISSOLUTION AND WINDING UP		19

12.1.	Liquidating Events	19
12.2.	Winding Up	20
12.3.	Rights of Partners	21
12.4.	Notice of Dissolution	21

ARTICLE XIII MISCELLANEOUS		21

13.1.	Notices	21
13.2.	Binding Effect	21

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13.3.	Amendments	21
13.4.	Headings	22
13.5.	Severability	22
13.6.	Further Action	22
13.7.	Variation of Pronouns	22
13.8.	Governing Law	22
13.9.	Waiver of Action for Partition; No Bill for Partnership Accounting	22
13.10.	Counterpart and Facsimile Execution	22
13.11.	Sole and Absolute Discretion	22
13.12.	Specific Performance	22
13.13.	Offset	23

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SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

MOLSON COORS INTERNATIONAL LP

This Second Amended and Restated Agreement of Limited Partnership (this “Agreement”) of Molson Coors International LP, a Delaware limited partnership (the “Partnership”), is entered into as of August 29, 2017, by and between Molson Coors International General, ULC, an unlimited company governed by the laws of Nova Scotia (“Amalco”), in its capacity as the General Partner and a Limited Partner, and Coors International Holdco 2, ULC, an unlimited company governed by the laws of Nova Scotia (“ULC5”), in its capacity as a Limited Partner.  This Agreement amends and restates in its entirety that Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 4, 2016 (as amended, the “Amended Agreement”), which Amended Agreement amended and restated that Agreement of Limited Partnership of the Partnership, dated as of April 10, 2007, as amended by that First Amendment dated effective as of March 19, 2012 (as amended, the “Original Agreement”).

RECITALS

A.                                    The Partnership was formed by filing a Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware on April 10, 2007; and

B.                                    The Partnership was a party to that Merger Agreement dated April 10, 2007, pursuant to which Coors Brewing Company International, Inc., a Colorado corporation, Coors Intercontinental Inc., a Colorado corporation, and Coors Worldwide, Inc., a Colorado corporation, merged with and into the Partnership and the Partnership is the surviving entity.

C.                                    On April 12, 2007, Molson Coors International General, ULC (“ULC3”) became the general partner and a limited partner of the Partnership and Coors International Holdco, ULC (“ULC4”) became a limited partner of the Partnership and all other partners withdrew from the Partnership.

D.                                    On August 18, 2016, ULC5 was admitted as a limited partner of the Partnership

E.                                     Amalco is the resulting entity from the amalgamation of ULC3 and ULC4 on August 19, 2016.

F.                                      The parties desire to determine each Limited Partner’s Interest in the Partnership by reference to such Limited Partner’s Percentage Interest rather than by reference to Units (as that term is used in the Original Agreement).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to as follows:

ARTICLE I
THE PARTNERSHIP

1.1.                            Formation of Limited Partnership.  The Partners acknowledge and agreed that a limited partnership was entered into and formed pursuant to the provisions of the Delaware Act contemporaneous with the Original Agreement.  Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the Delaware Act.

1.2.                            Name.  The name of the Partnership shall be “Molson Coors International LP”, and the ‘business of the Partnership shall be conducted under such name or under any other name or names as the General Partner may from time to time determine to be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership.

1.3.                            Filings.

(a)                                 The Certificate of Limited Partnership of the Partnership (the “Certificate”) was filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware Act.  The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware.  The General Partner shall cause amendments to the Certificate to be filed whenever required by the Delaware Act.  Such amendments may be executed by any General Partner and by each other general partner designated in the amendment as a new general partner.

(b)                                 Effective as of April 10, 2007, the Partnership elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(c)                                  Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 12.2  hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Delaware Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

1.4.                            Purpose.  The purpose and nature of the business to be conducted and promoted by the Partnership shall be to take any action or engage in any activity lawfully permitted under the Delaware Act.  Any or all of the foregoing activities may be conducted directly by the Partnership or indirectly through any other business combination or entity, and any properties, assets or liabilities related to such activities may be acquired and held by the Partnership.

1.5.                            Office and Place of Business.  The office of the Partnership shall be at 1801 California Street, Suite 4600, Denver, CO 80202, and the Partnership’s place of business shall be at such office arid at such other locations as the General Partner determines advisable.  The Partnership may, by giving notice thereof to the Limited Partners, move its office to such other place within or without the State of Colorado as the General Partner may from time to time determine to be necessary, appropriate, or advisable.

1.6.                            Term.  The Partnership commenced on April 10, 2007, and shall continue until it is terminated in accordance with the provisions of this Agreement or by operation of law.

ARTICLE II
DEFINITIONS

Unless the context otherwise specifies or requires, the terms defined in this Article II shall, for purposes of this Agreement, have the meanings herein specified:

2.1.                            “Affiliate” means, with respect to a Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.  It is expressly acknowledged and agreed that each entity that is at least fifty percent (50%) owned, directly or indirectly, by Molson Coors Brewing Company shall be treated as an Affiliate of each of Amalco and ULC5.

2.2.                            “Applicable Law” means each applicable law, statute, treaty, rule, code, ordinance, regulation, consent, certificate, order, interpretation, exemption, license and permit of any governmental authority and each judgment, decree, injunction, writ, order or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including, without limitation, any pertaining to health, safety or the environment).

2.3.                            “Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy, as hereinafter defined.

2.4.                            “Capital Balance” means, as to each Limited Partner, an amount equal to (i) the Capital Contributions of such Limited Partner, plus (ii) the Net Income allocated to such Limited Partner, less (iii) the Net Losses allocated to such Limited Partner, less (iv) the Distributions to such Limited Partner.

2.5.                            “Capital Contribution” means the total contribution to the capital of the Partnership for which a Partner is legally bound and obligated, which amount is designated as a capital contribution for such Partner pursuant to Article III of this Agreement.

2.6.                            “Certificate” has the meaning attributed to it in Section 1.3.

2.7.                            “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et. seq. (1999), as amended, supplemented or restated from time to time and any succession to such statute.

2.8.                            “Distribution” means each distribution made by the Partnership to a Partner in respect of its Interest, whether in cash, property or other assets of the Partnership

2.9.                            “Fiscal Year” means the twelve (12) month period (except in the case of the first taxable year of the Partnership) ending on December 31st or such other date as determined by the General Partner in accordance with applicable tax laws.

2.10.                     “GAAP” means generally accepted accounting principles that are determined by the General Partner from time to time to be appropriate for the Partnership.

2.11.                     “General Partner” means Amalco, together with each other Person (if any) that subsequently becomes an additional or substituted General Partner in accordance herewith, but excluding any such Person that subsequently ceases to be a General Partner pursuant to the provisions of this Agreement.  In the event that there are more than two Persons serving in the capacity of General Partner under this Agreement, actions by the General Partner shall require the agreement of a majority of such Persons.

2.12.                     “General Partner Interest” means the entire ownership interest and rights of a General Partner as a general partner in the Partnership, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  The term “General Partner Interest” specifically does not include any Interest in the Partnership which the General Partner may own as a Limited Partner.  The General Partner shall not be entitled to share in any Distributions by the Partnership, and shall not be allocated any income or losses for Canadian income tax purposes, with respect to its General Partner Interest.

2.13.                     “Interest” means a General Partner Interest or Limited Partner Interest, as the case may be.

2.14.                     “Indemnitees” has the meaning attributed to it in Section 6.6(a).

2.15.                     “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within sixty (60) days.

2.16.                     “Limited Partner” means each of Amalco and ULC5, together with each other Person (if any) that subsequently becomes an additional or substituted Limited Partner in accordance with this Agreement, but excluding any such Person that subsequently ceases to be a Limited Partner pursuant to the provisions of this Agreement.

2.17.                     “Limited Partner Interests” means a Limited Partner’s entire ownership interest in the Partnership at any particular time as a Limited Partner, including, without limitation, such Limited Partner’s right to vote (if any), and to receive distributions pursuant to this Agreement and any and all rights and benefits to which such Limited Partner may be entitled as provided in this Agreement and the Act, together with the obligation of such Limited Partner to comply with all the terms and. provisions of this Agreement.  The term “Limited Partner Interest” specifically does not include any Interest in the Partnership which the Limited Partner may own as a General Partner.

2.18.                     “Liquidating Events” has the meaning attributed to it in Section 12.1(a).

2.19.                     “Majority in Interest” means the affirmative vote or consent of the Limited Partners holding, as of the time such determination is being made, greater than fifty percent (50%), or such other specified percentage, of the Percentage Interests.

2.20.                     “Net Income” and “Net Loss” in respect of all or any part of a Fiscal Year means respectively, the net income or net loss of the Partnership for that Fiscal year or that part of a Fiscal Year as is applicable, determined in accordance with GAAP, unless otherwise agreed by the Partners, and shall include any extraordinary gains or losses.

2.21.                     “Original Limited Partner” has the meaning attributed to it in the introductory paragraph.

2.22.                     “Partner or “Partners” means the General Partner (whether one or more) and the Limited Partners (whether one or more).

2.23.                     “Partnership” has the meaning attributed to it in the introductory paragraph.

2.24.                     “Percentage Interest” means, as to each Limited Partner, such Limited Partner’s Capital Balance divided by the aggregate Capital Balance of all Limited Partners.

2.25.                     “Permitted Transfer” has the meaning ascribed thereto in Section 10.2.

2.26.                     “Person” means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

2.27.                     “Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) C.1., as amended.

2.28.                     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of

2.29.                     “Voluntary Bankruptcy” means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

ARTICLE III
CAPITAL STRUCTURE

3.1.                            Capital Structure.

(a)                                 In connection with the execution of this Agreement and replacement of the Original Agreement, the Interests of the Limited Partners in the Partnership will be determined by reference to their Percentage Interests.  The Capital Balance of each Limited Partner as of the date hereof is set forth on Schedule A. The amount of each Limited Partner’s Capital Balance shall be determined based upon books and records maintained by the General Partner, which determination shall be conclusive absent manifest error.  At the request of any Limited Partner, the General Partner shall, from time to time, prepare a report detailing the Capital Balance of each Limited Partner

(b)                                 The Interests in the Partnership will no longer be determined by reference to Units (as that term is used in the Original Agreement) and no Units shall be issued or outstanding.

(c)                                  The General Partner will hold a General Partner Interest.

3.2.                            Voting Rights.  Except as may expressly be provided herein, on all matters that come before the Partners for a vote, each Limited Partner shall be entitled to that number of votes equal to 100 times its Percentage Interest (rounded to the nearest whole number).  No Limited Partner shall be entitled to a separate vote on any matters coming before the Partners for a vote.  All matters coming to a vote by the Partnership shall be decided by a Majority in Interest.

3.3.                            Return of Contributions.  Except as may expressly be provided herein, no Partner shall be entitled to the return of its Capital Contribution or any other contribution to the Partnership nor entitled to be paid any interest, salary or drawing in respect of any Capital.  Contribution made by it to the Partnership.  No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner.  Except as expressly provided herein, no Partner shall be required to contribute or loan any cash or property to the Partnership to enable the Partnership to return any Partner’s contributions to the Partnership.

3.4.                            Additional Contributions.  Except as expressly provided under non-waivable provisions of Applicable Law, without the unanimous consent of the Partners, no Partner shall be required to contribute additional cash or capital to the Partnership.  With the consent of the General Partner, any Limited Partner may contribute additional cash or capital to the Partnership and any such contribution shall adjust the Percentage Interest of the contributing Partner.

3.5.                            Additional Issuance of Interests.  Additional Interests may be issued from time to time as determined by the General Partner.

3.6.                            No Preemptive Rights.  No Partner shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) the issuance or sale of Interests, whether unissued or treasury; (c) the issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued or treasury Interests; (d) the issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (e) the issuance or sale of any other securities that may be issued or sold by the Partnership.

ARTICLE IV
INCOME AND LOSS OF THE PARTNERSHIP

4.1.                            United States Taxes.  For United Stated federal income tax purposes, the Partnership has elected to be treated as an association taxable as a corporation, and accordingly no allocations of net profits or net losses shall be made to the Partners.

4.2.                            Canadian Taxes.  For Canadian income tax purposes, the income and loss of the Partnership for income tax purposes for any Fiscal Year shall be determined in accordance with the Tax Act and any other applicable income tax legislation.  For each Fiscal Year in which the income of the Partnership is not less than nil, each Limited Partner (including for these purposes persons who were Limited Partners of the Partnership at any time during the Fiscal Year) shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the income of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Limited Partner’s Percentage Interest at the end of such hour; provided, however, that to the extent any gains are realized on the disposition of capital property, such gains will be allocated to those Persons who were Partners at the time of the disposition in proportion to their Percentage Interests at that time.  For each Fiscal Year in which a loss is incurred, each Limited Partner (including for these purposes persons who were Limited Partners of the Partnership at any time during the Fiscal Year) shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the loss of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Limited Partner’s Percentage Interest at the end of such hour.

4.3.                            Other.  In the event that the Partnership is required to allocate net profits or net losses to the Partners for income tax purposes of any state or foreign law (other than Canada which is specifically addressed in Section 4.2), such allocations shall be made to the Limited Partners in proportion to their Percentage Interests or using any other method reasonably selected by the General Partner and permitted under Applicable Law.

4.4.                            Financial Accounting.  For financial accounting purposes, the Net Income and Net Loss of the Partnership for any Fiscal Year shall be determined in accordance with GAAP.  For each Fiscal Year in which the Net Income of the Partnership is not less than nil, each Limited Partner (including for these purposes persons who were Limited Partners of the Partnership at any time during the Fiscal Year) shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Net Income of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Limited Partner’s Percentage Interest at the end of such hour; provided, however, that to the extent any gains are realized on the disposition of capital property, such gains will be allocated to those Persons who were Partners at the time of the disposition in proportion to their Percentage Interests at that time.  For each Fiscal Year in which a Net Loss is incurred, each Limited Partner (including for these purposes persons who were Limited Partners of the Partnership at any time during the Fiscal Year) shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Net Loss of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Limited Partner’s Percentage Interest at the end of such hour.

ARTICLE V
DISTRIBUTIONS

5.1.                            Distributions.  The General Partner may cause the Partnership to make Distributions at any time or from time to time.  All Distributions shall be shall be allocated to the Limited Partners in proportion to their Percentage Interests, unless the Limited Partners otherwise agree in writing.  As to each Distribution, the General Partner shall specify whether such Distribution is attributable to the Partnership’s capital or income.

5.2.                            Distributions in Kind.

(a)                                 The General Partner may determine, in its sole discretion, to make all or a part of a distribution permitted under this Article V in property other than cash.

(b)                                 No Partner may compel a distribution in kind by the Partnership or may be compelled to accept a distribution of any asset in kind from the Partnership to the extent that the percentage of the asset distributed to it exceeds a percentage of that asset which is equal to the percentage in which it shares in distributions from the Partnership.

5.3.                            Dissolution.  Notwithstanding Section 5.1 hereof, upon dissolution of the Partnership all distributions shall be made in accordance with Article XII.

ARTICLE VI
MANAGEMENT

6.1.                            Authority of the General Partner.  The General Partner shall have the sole and exclusive right to manage the business of the Partnership and, except to the extent otherwise provided herein and subject to the approval of the Limited Partners to the extent required by this Agreement, shall have all of the rights and powers which may be possessed by general partners under the Delaware Act including, without limitation, the right and power to:

(a)                                 acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(b)                                 operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(c)                                  execute any and all agreements, contracts, documents, certificates, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Partnership property, or in connection with managing the affairs of the Partnership, including executing amendments to this Agreement in accordance with its terms, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

(d)                                 execute any and all agreements, contracts, documents, certificates and instruments obligating the Partnership to guarantee the repayment of all present and future indebtedness of the General Partner or any Affiliate of the General Partner to third parties, whether for lines of credit, construction loans, general commercial purposes or otherwise;

(e)                                  borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, including but not limited to any purchase of Interests by the Partnership, and to secure the same by mortgage, pledge, or other lien on any Partnership property;

(f)                                   execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Partnership property;

(g)                                 prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Partnership property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership property;

(h)                                 care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(i)                                    contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers, accountants, and investment advisors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(j)                                    engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Partnership property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

(k)                                 take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

(l)                                    institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

6.2.                            Compensation and Reimbursement of the General Partner.  No General Partner in its capacity as a General Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership; provided, however, that the General Partner shall be reimbursed on a monthly basis (a) for all direct expenses it pays or incurs on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership); and (b) for the portion of the General Partner’s legal, accounting, telephone, secretarial, bookkeeping, reporting, data processing, office rent and other office expenses, salaries and other compensation expenses, other administrative expenses and other incidental expenses necessary to the conduct of the Partnership’s business which are incurred by the General Partner in operating the Partnership’s business (including, without limitation, expenses allocated to such General Partner by its Affiliates), and which are allocated to the Partnership and not otherwise reimbursed.  The General Partner shall determine such fees and expenses which are allocated to the Partnership in any reasonable good faith manner, taking into account the relative use of the General Partner’s resources by the General Partner and the Partnership, but the amount allocated must be reasonable in amount and necessary to the function of the Partnership.

6.3.                            Restrictions on Authority of the General Partner.  Without the vote of a Majority in Interest, the General Partner shall not have the authority to, and covenants and agrees that it shall not:

(a)                                 knowingly do any act in contravention of this Agreement;

(b)                                 knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(c)                                  knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

(d)                                 merge or consolidate the Partnership with, or sell, assign, lease or otherwise dispose of (whether in a transaction or in a series of transactions) all or substantially all of the Partnership property (whether now owned or hereafter acquired) to any Person;

(e)                                  convert the Partnership into any other form of entity allowed by Section 265 of the Delaware General Corporate Law or any other Applicable Law; or

(f)                                   cause or permit the U.S. federal income tax classification of the Partnership to change from that of an association taxable as a corporation.

6.4.                            Right to Rely On the General Partner.  Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to: (a) the identity of the General Partner or any Limited Partner; (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership; (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

6.5.                            Standard of Care; Conflicts.

(a)                                 In performing its duties hereunder, the General Partner shall discharge its duties in good faith, and shall not be held liable or responsible to any Partner or to the Partnership for any losses sustained or liabilities incurred in connection with or attributable to errors in judgment of the General Partner, excluding those which are attributable to the General Partner’s gross negligence, bad faith, breach of any material provision of this Agreement, or willful misconduct.  The General Partner shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(i)                                    one or more employees or other agents of the Partnership or the General Partner whom the General Partner reasonably believes to be reliable and competent in the matters presented; and

(ii)                                any attorney, public accountant or other Person as to matters which the General Partner or officer reasonably believes to be within such Person’s professional or expert competence.

(b)                                 The General Partner shall not be liable to the Partnership or its Partners for any action it takes or omits to take as a General Partner, as the case may be, if, in connection with such action or omission, it performed the duties of its position in compliance with this Section 6.5.

(c)                                  The General Partner shall not have any liability for monetary damages to the Partnership or its Partners for breach of its fiduciary duty as a General Partner, except that this provision shall not eliminate or limit the personal liability of the General Partner to the Partnership or its Partners for monetary damages for: (i) any breach of the General Partner’s duty of loyalty to the Partnership or its Partners; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) any transaction from which the General Partner directly or indirectly derives an improper personal benefit.  Nothing contained herein will be construed to eliminate or diminish the defenses ordinarily available to a General Partner or officer or to deprive any General Partner or officer of any right it may have for contribution from any other Person.

6.6.                            Indemnification.

(a)                                 Indemnification by the Partnership.  To the fullest extent permitted by Applicable Law, the General Partner, and its officers, directors, shareholders, agents and employees (the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses arising from any claims, demands, liabilities, costs, damages, and causes of action in connection with or resulting from any acts or omissions by the Indemnitees undertaken on behalf of the Partnership, including without limitation any demands, claims or lawsuits initiated by a Partner, unless such acts or omissions are found by a court of competent jurisdiction upon entry of a final judgment to be in bad faith, or to constitute fraud, gross recklessness, willful misconduct or a knowing violation of the law.  The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and recourses to which the General Partner, its officers, directors, shareholders, agents and employees shall be entitled.  The indemnification authorized by this Section 6.6 shall include the payment of reasonable attorneys’ fees and other expenses incurred in settling or defending any claims, threatened action, or finally adjudicated legal proceedings.  In addition, the indemnification authorized by this Section 6.6 shall be subject to all procedural and other provisions as may now or hereafter be prescribed by Applicable Law.

(b)                                 Advancement of Expenses.  Any Indemnitee shall be entitled to receive, upon application therefor, advances from the Partnership to cover the costs of defending any pending, threatened or completed claim, action, suit or proceeding against it for losses in connection with which it would be entitled to receive indemnification under this Section 6.6; provided, however, that such advances shall be repaid to the Partnership (with interest thereon at a rate equal to the prime rate in effect at the principal banking institution of the Partnership or the General Partner) if the Indemnitee receiving such advance is found by a court of competent jurisdiction upon entry of final judgment to have violated the standards set forth in Section 6.6(a), which preclude indemnification hereunder.

(c)                                  Source of Payment.  Notwithstanding anything contained herein to the contrary, any amount to which an Indemnitee may be entitled under this Section 6.6 shall be paid only out of the assets of the Partnership and any insurance proceeds available to the Partnership for such purposes.  No Partner shall be personally liable for any amount payable under this Section 6.6, or to make any Capital Contribution, return any distribution made to it by the Partnership, or restore any negative capital account balance to enable the Partnership to make such payment.

6.7.                            Compensation and Loans.

(a)                                 Compensation and Reimbursement.  No Limited Partner in its capacity as a Limited Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Limited Partner be reimbursed for any expenses incurred by such Limited Partner on behalf of the Partnership; provided, however, that nothing in this Agreement shall preclude the employment, at the expense of the Partnership and for fair and reasonable compensation, of any agent, employee or third party (including the General Partner and any other Partner or the Affiliate of any Partner) to manage or provide other services relating to the Partnership’s business or its investments, subject to the control of the General Partner.

(b)                                 Loans.  Any Person may, with the consent of the General Partner, lend or advance money to the Partnership.  If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership, repayable out of the Partnership’s cash and bearing interest at a rate agreed to by the General Partner and the lending Partner, but not in excess of the maximum rate permitted by law.  The rate of interest shall be determined by taking into consideration prevailing interest rates and shall be no less favorable to the Partnership than if the lender had been an independent third party.  None of the Partners shall be obligated to make any loan or advance to the Partnership.

6.8.                            Operating Provisions.

(a)                                 Signature of General Partner.  The signature of the General Partner shall be necessary and sufficient to convey title to any real or personal property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any “statement of partnership” or other documents necessary to effectuate this or any other provision of this Agreement.  All of the Partners do hereby appoint the General Partner as their attorney in fact for the execution of any or all of the documents described herein.

(b)                                 Appointment of Officers.

(i)                                    Officers of the Partnership may be appointed from time to time by the General Partner.  No officer need be a Partner or an officer or director of the General Partner.  Any officers designated by the General Partner shall have such authority and perform such duties as the General Partner may, from time to time, delegate to such officer.  The General Partner may assign titles to particular officers and, unless the General Partner decides otherwise, if the title is one commonly used for officers of a Delaware corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the General Partner and subject to all standards of care and restrictions applicable to the officers of a Delaware corporation under Applicable Law.

(ii)                                Each officer shall hold office until his or her successor is duly designated and qualified or until his or her death or until he or she resigns or is removed by the General Partner with or without cause.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers of the Partnership shall be fixed from time to time by the General Partner.

(c)                                  Title to Property.  All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes.  The Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

(d)                                 Independent Activities; Transactions With Affiliates.

(i)                                    The General Partner and any of its Affiliates shall be required to devote only such time to the affairs of the Partnership as the General Partner determines in its sole discretion may be necessary to manage and operate the Partnership, and each such Person, to the extent not otherwise directed by the General Partner, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(ii)                                Insofar as permitted by Applicable Law, the General Partner (acting on its own behalf) may, notwithstanding this Agreement, engage in whatever activities it chooses, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent the General Partner from engaging in such activities, or require the General Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes and renounces any such right or claim of participation.

(iii)                            To the extent permitted by Applicable Law and except as otherwise provided in this Agreement, the General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Partnership than if the sale, purchase or other transaction had been entered into with an independent third party.

ARTICLE VII
LIMITED PARTNERS

7.1.                            General.  Except as otherwise provided in this Agreement, the Limited Partners shall have all of the rights, and be afforded the status, of limited partners as set forth in the Delaware Act.  No Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business or affairs; provided, however, that Limited Partners may at the discretion of the General Partner participate in the affairs of the Partnership to the extent otherwise allowed by Section 17-303 of the Delaware Act.

7.2.                            Additional Limited Partners.  No Person shall be admitted to the Partnership as a Limited Partner without the consent of the General Partner.  No Limited Partner shall transfer its Interests except as provided in Article X hereof.

7.3.                            Limitation of Liability.  The liability of the Limited Partners shall be limited to the amount which they have contributed and agreed to contribute to the Partnership pursuant to Article III.

7.4.                            Covenant Not to Withdraw or Dissolve.  Notwithstanding any provision of the Delaware Act, each Limited Partner hereby covenants and agrees that the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, no Partner shall withdraw or retire from the Partnership, be entitled to demand or receive a return of such Partner’s contributions or profits (or a bond or other security for the return of such contributions or profits), or exercise any power under the Delaware Act to dissolve the Partnership without the unanimous consent of the Partners.

7.5.                            Representations of the Limited Partners.  Each Partner hereby represents and warrants to the Partnership and the General Partner that such Partner’s acquisition of Interests hereunder is made as principal for such Partner’s own account and not for resale or distribution of such Interests.

ARTICLE VIII
ADMINISTRATIVE MATTERS

8.1.                            Books and Records.  The books and records of the Partnership shall be kept, at the expense of the Partnership, by the General Partner at the principal place of business of the Partnership, and shall reflect all Partnership transactions and be appropriate and adequate for conducting the Partnership business.

8.2.                            Inspection.  Upon showing a proper purpose, each Partner shall have the right, upon giving twenty business days’ prior written notice to the General Partner, to inspect the books and records of the Partnership during reasonable business hours at the principal place of business of the Partnership; provided, however, that the Partner’s inspection rights under this Section 8.2 shall be no broader than those afforded by Section 17-305 of the Delaware Act, or any successor thereto.

8.3.                            Bank Accounts.  All funds of the Partnership shall be deposited in its name in an account or accounts maintained at banks or financial institutions designated by the General Partner.  The funds of the Partnership shall not be commingled with the funds of any other Person without the approval or consent of the Limited Partners; provided, however, that the General Partner shall be permitted to deposit the funds of the Partnership in one or more accounts managed by Molson Coors Brewing Company or its Affiliates.  Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership, and shall be signed by such signatory party or parties as may be designated from time to time by the General Partner.

8.4.                            Status of Creditor.  No creditor who makes a nonrecourse loan to the Partnership shall have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

ARTICLE IX
PARTNER MEETINGS

9.1.                            Meetings of the Partners.

(a)                                 Meetings of the Partners may be called by the General Partner and shall be called upon the written request of the Limited Partners holding at least twenty percent (25%) of the Partnership Interests.  Notice of any such meeting shall be given to all Partners not less than two (2) business days nor more than sixty (60) business days prior to the date of such meeting and shall state the nature of any business to be transacted thereat.  Partners may vote in person or by proxy at such meeting.  Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 9.2.  Except as otherwise expressly provided in this Agreement, the vote of a Majority in Interest shall control.

(b)                                 For purposes of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Limited Partners requesting such meeting may fix, in advance, a date as the record date for any such determination.  Such date shall not be more than thirty (30) business days nor less than ten (10) business days before any such meeting.

(c)                                  Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or its attorney in fact.  No proxy shall be valid after the expiration o:f eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

(d)                                 Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

9.2.                            Consent in Lieu of Meeting.  The Partnership nay take any action contemplated under this Agreement without a meeting if approved by the General Partner and a Majority in Interest (unless a higher percentage is established by this Agreement for one or more matters to which such action relates, in which case such consent must be signed by the Limited Partners holding such higher percentage Majority in Interest), such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 13.1.

ARTICLE X
TRANSFERS OF INTEREST

10.1.                     Restriction on Transfers.  Except as otherwise permitted by this Agreement, no Partner shall Transfer all or any portion of its Interests without the written consent of the General Partner and a Majority in Interest.

10.2.                     Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 10.3 hereof, a Partner may at any time Transfer all or any portion of its Interest to any Affiliate of the Partner (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).

10.3.                     Conditions to Permitted Transfers.  A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied; provided, however, that any such conditions may be waived in writing by the General Partner:

(a)                                 Except in the case of a Transfer of Interests involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article X.  In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership.

(b)                                 The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal, state and local tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

10.4.                     Admission of Transferee as a Limited Partner.  Subject to the other provisions of this Article X, a transferee of an Interest in the Partnership may be admitted to the Partnership as a substituted Partner only upon satisfaction of the conditions set forth below:

(a)                                 the Interest with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer and the Permitted Transfer meets the conditions of Section 10.3;

(b)                                 the transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the General Partner may reasonably request to confirm such transferee as a Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof; and

(c)                                  the transferee pays or reimburses the Partnership for all reasonable legal, filing and other costs and expenses that the Partnership incurs in connection with the admission of the transferee as a Limited Partner with respect to the transferred Interest.

10.5.                     Prohibited Transfers.

(a)                                 Null and Void.  Any purported Transfer of an Interest that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, that if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the General Partner, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest so Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

(b)                                 Indemnification.  In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

(c)                                  Rights of Unadmitted Assignees.  A Person who acquires one or more Interests but who is not admitted as a substituted Partner pursuant to Section 10.4 hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Delaware Act or this Agreement.

ARTICLE XI
GENERAL PARTNER

11.1.                     Additional General Partners.  Except as provided in this Article XI and Section 12.1 hereof, without the written consent of a Majority in Interest, no Person shall be admitted to the Partnership as a General Partner and no General Partner shall transfer all or any portion of its General Partner Interest.

11.2.                     Covenant Not to Withdraw, Transfer, or Dissolve.  Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself; (1)) take any action that would cause a Voluntary Bankruptcy of the General Partner; (c) withdraw or attempt to withdraw from the Partnership; (d) exercise any power under the Delaware Act to dissolve the Partnership; (e) Transfer all or any portion of its General Partner Interest (other than to any Affiliate of the General Partner); or (f) petition for judicial dissolution of the Partnership.  Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Article XII hereof.

11.3.                     Termination of Status as General Partner.

(a)                                 A General Partner shall cease to be a General Partner upon the first to occur of (i) the Bankruptcy of such Partner; (ii) the involuntary Transfer by operation of law of such Partner’s General Partner Interest; (iii) the vote of a two-thirds (2/3) Majority in Interest to approve a request by such General Partner to retire; or (iv) the vote of a two-thirds (2/3) Majority in Interest to remove such General Partner after such General Partner has attempted to make a Transfer of its General Partner Interest that is not permitted by Section 10.3 hereof, committed a material breach of this Agreement, committed any other act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Delaware or experienced a change of control.  In the event a Person ceases to be a General Partner without having Transferred its entire General Partner Interest, such Person shall be treated as an unadmitted transferee of a Partnership interest as a result of an unpermitted Transfer of an interest pursuant to Section 10.5(c) hereof.

(b)                                 If a General Partner ceases to be a Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown and/or actual or contingent.  A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such

Person ceases to be a General Partner.  Any debts, obligations or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations or liabilities.

(c)                                  It is the intention of the Partners that the Partnership not dissolve as a result of the cessation of any General Partner’s status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 12.1 shall govern.

(d)                                 If at the time a Person ceases to be a General Partner such Person is also a Limited Partner with respect to an Interest other than its General Partner Interest, such cessation shall not affect such Person’s rights and obligations with respect to such Interest.

ARTICLE XII
DISSOLUTION AND WINDING UP

12.1.                     Liquidating Events.

(a)                                 The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(i)                                    the vote of the General Partner and a two-thirds (2/3) Majority in Interest to dissolve, wind up, and liquidate the Partnership;

(ii)                                the happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Partnership; or

(iii)                            an event of withdrawal of the General Partner, unless at the time there is at least one other General Partner and a Majority in Interest agree in writing or vote to continue the business of the Partnership and to appoint, effective as of the date of withdrawal, one or more additional General Partners if necessary or desired; or the assignment by a General Partner of its entire General Partner Interest in the Partnership; or any other event that causes a General Partner to cease to be a general partner under the Delaware Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 12.1.

(b)                                 The Partners hereby agree that, notwithstanding any provision of the Delaware Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.  Upon the occurrence of any event set forth in Section 12.1(a)(iii), the Partnership shall not be dissolved or required to be wound up if at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership and each General Partner hereby covenants and agrees that it will so carry on the business of the Partnership), or within ninety (90) days after such event all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners.  If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 12.1(a)(iii) hereof, the Partners fail to agree to continue the business of the Partnership as provided in this Section 12.1, then within an additional ninety (90) days, a two thirds (2/3) Majority in Interest may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by such two-thirds (2/3) Majority in Interest.  Upon any such election by a two thirds (2/3) Majority in Interest, all Partners shall be bound thereby and shall be deemed to have consented thereto.  Unless such an election is made within one hundred eighty (180) days after the event causing dissolution, the Partnership shall wind up its affairs in accordance with Section 12.2 hereof.  If such an election is made within one hundred eighty (180) days after the event causing dissolution, then:

(i)                                    the reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in this Section 12.1;

(ii)                                if the successor general partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as an unadmitted transferee of a General Partner Interest; and

(iii)                            all necessary steps shall be taken to cancel this Agreement and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Article XIII hereof, provided that the right of a two thirds (2/3) Majority in Interest to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted Partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

12.2.                     Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly Planner, liquidating its assets, and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the Partnership property has been distributed pursuant to this Section 12.2 and the Partnership has terminated.  The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and Property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)                                 first, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors; and

(b)                                 second, any remaining proceeds shall be allocated among the Partners in the manner contemplated by Section 5.1.

12.3.                     Rights of Partners.  Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership; and (h) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions or allocations.

12.4.                     Notice of Dissolution.  In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 12.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE XIII
MISCELLANEOUS

13.1.                     Notices.  Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission; (b) if given by certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mails; and (c) if given by Federal Express service or other means, when received or personally delivered.  The mailing address and facsimile number of each of the parties is as follows or at such other addresses as may be provided to the other parties by notice given in accordance with the foregoing:

(x)                                 If to the Partnership, to the address set forth in Section 1.5 hereof; and

(y)                                 if to a Partner, to the address set forth opposite such Partner’s name on Schedule B hereto.

Any Person may from time to time specify a different address or facsimile number by notice given in the manner provided in this Section 13.1.  If three (3) successive notices are given by the Partnership, whether with respect to a Partner’s meeting or otherwise, to a Partner and are returned as undeliverable, no further notices to such Partner shall be necessary until another address for the Partner is made known to the Partnership.

13.2.                     Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors, transferees and assigns.

13.3.                     Amendments.  This Agreement shall be amended only with the written consent of the General Partner and a two-thirds (2/3) Majority in Interest.

13.4.                     Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.5.                     Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under Applicable Law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and shall be legal, valid and enforceable and shall not be more restrictive than the one severed herefrom.

13.6.                     Further Action.  Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

13.7.                     Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

13.8.                     Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners, without regard to any applicable conflict of laws principles.

13.9.                     Waiver of Action for Partition; No Bill for Partnership Accounting.  Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership property.  To the fullest extent permitted by law, each of the Partners covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

13.10.              Counterpart and Facsimile Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  Facsimile signatures shall be deemed originals for all purposes.

13.11.              Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

13.12.              Specific Performance.  Each Partner agrees with the other .Partners that the other Partners will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages will not provide an adequate remedy in such event.  Accordingly, it is agreed that in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.13.              Offset.  In the event that any sum is payable to any Partner pursuant to this Agreement, any amounts owed by such Partner to the Partnership shall be deducted from said sum before payment to such Partner.

[Signature Page(s) Follow]

EXECUTED to be effective as of the 29th day of August, 2017.

GENERAL PARTNER:

Molson Coors International General, ULC

By:	/s/ E. Lee Reichert
E. Lee Reichert, Assistant Secretary

LIMITED PARTNERS:

Molson Coors International General, ULC

By:	/s/ E. Lee Reichert
E. Lee Reichert, Assistant Secretary

Coors International Holdco 2, ULC

By	/s/ E. Lee Reichert
E. Lee Reichert, Assistant Secretary

Signature Page to Amended and Restated Agreement of Limited Partnership

Schedule A

Capital Balances as of June 30, 2017

Limited Partner	Capital Balance
Amalco	CAD$	179,533,247
ULC5	CAD$	1,700

Schedule B

Addresses of Limited Partners for Purposes of Notice

Molson Coors International General, ULC

33 Carlingview Way

Toronto, Ontario  M9W 5E4

Canada

Coors International Holdco 2, ULC

33 Carlingview Way

Toronto, Ontario  M9W 5E4

Canada